EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 114 to Registration Statement No. 33-572 on Form N-1A of our report dated October 15, 2007 relating to the financial statements and financial highlights of Eaton Vance Municipals Trust (the "Trust"), including Eaton Vance Alabama Municipals Fund, Eaton Vance Georgia Municipals Fund, Eaton Vance Maryland Municipals Fund, Eaton Vance North Carolina Municipals Fund, Eaton Vance South Carolina Municipals Fund and Eaton Vance Virginia Municipals Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended August 31, 2007.

/s/ Deloitte & Touche LLP Boston, Massachusetts February 28, 2008